Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Karen Blomquist
Senior Manager, Investor Relations
The Timberland Company
(603) 773-1212
TIMBERLAND ANNOUNCES ACTING CHIEF FINANCIAL OFFICER
STRATHAM, NH, March 29, 2007 -The Timberland Company (NYSE: TBL) today announced that it has appointed John Crimmins as acting Chief Financial Officer. John has served as Vice President, Corporate Controller and Chief Accounting Officer since 2002. As acting CFO, John will be responsible for the full range of finance activities including accounting, financial planning & analysis, treasury, and audit, as well as legal and information technology.
Jeffrey Swartz, Timberland President and CEO said, “We are pleased to announce John’s appointment as acting CFO. Over the last five years, he has excelled at all aspects of his job as Controller and Chief Accounting Officer. John is a natural leader with both the skills and the energy necessary to guide the organization over the coming months.”
About Timberland
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™, Miōn™, GoLite® and Howies® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).
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